Exhibit 10.5
EVERGREEN SOLAR, INC
Management Incentive Plan
The purpose of the Management Incentive Plan (‘the plan”) is to recognize and reward eligible employees of Evergreen Solar, Inc. (the “Company”) for the business performance of the organization. Quarterly performance goals are established for the plan on a semi-annual basis. Payment to plan participants is made quarterly for those goals with quarterly targets and annually for goals with annual targets, based on actual results against plan.
Objectives
•	Promote strong linkage between employee contributions and overall Company performance that enhances shareholder value.

•	Reward performance that directly supports the achievement of Company business objectives.

•	Attract and retain critical technical and management talent necessary for the Company’s success.

•	Provide the opportunity for a significant component of each employee’s compensation to be based on company performance.
Eligibility
Plan participants will include: CEO, VPs, Sr. Director, Director, Manager and all other Professional staff. The plan allows the inclusion of other non-referenced employees as approved by the CEO or Compensation Committee.
Participation in the Management Incentive Plan will be based on position level in the company at the beginning of each calendar quarter. Employees hired or promoted after the beginning of the calendar quarter will be eligible for participation in the Management Incentive Plan on a pro-rated based, determined by using the promotion date or hire date.
Plan participants must be employed on the last day of the calendar quarter in order to be eligible for participation in the plan for that quarter.
Plan participants who are on a leave of absence (LOA) are eligible for a pro-rated quarterly payment based on the amount of time they were actively at work.
Plan participants who have been counseled or disciplined during the applicable quarter will not be eligible for a bonus payment. Eligibility in following quarters will depend upon a determination by the functional VP and CEO that the individual is performing at least at a “Meets Expectations” level and has satisfactorily addressed any prior performance or other disciplinary issue.

The following table identifies eligible participants and the targeted bonus level:
Individual Participation Levels

Incentive Target (% of base salary
Position Level*	assuming 100% attainment of plan target)

Level 7 (CEO)	100%

Level 6 (Executive Officer Level Vice Presidents)	75%

Level 5 (Other Vice Presidents)	60%

Level 4 (Senior Director)	50%

Level 3 (Director, Manager, Sr. Member of Professional/ Engineering Staff)	25%

Level 2 (Member of Professional/ Engineering Staff, Professional, Clerical and Administrative Staff)	10%

Level 1(Technicians**)	5%

*	Actual incentive targets for level 1-5 participants could be higher or lower than those listed above as the CEO has discretion to designate alternate target participation levels from the foregoing list for non-executive officers and the Compensation Committee and the Board have discretion to designate alternate target participation levels for executive officers.

**	Technicians also participate in the quarterly production bonus plan.
Actual Management Incentive Plan payments can be more or less than the targeted amount based on actual performance against plan target.
Plan Targets
Plan targets for the purposes of this bonus plan will be determined by attainment of identified financial, strategic or departmental objectives, which may consist of quantifiable and qualitative factors. Incentive awards made pursuant to this plan ultimately are discretionary and do not constitute “wages” under any federal or state payment of wages or wage and hour law.
The CEO, in conjunction with the Compensation Committee, reserves the right to amend or change plan targets at any time during the plan year on a go-forward basis, if such a change is deemed to be in the best interest of Evergreen Solar, Inc.
The CEO and the Compensation Committee also reserve the right to make discretionary bonus payments to plan and non-plan participants, based on their contribution to Evergreen Solar goals and objectives, regardless of the achievement of plan targets.

Establishment of Company Plan Targets
The CEO will recommend plan targets to the Compensation Committee. Targets can be a combination of financial, strategic and/or departmental objectives and can vary from one plan year to the next. Quarterly targets are established for the plan on a semi-annual basis.
Determination and Approval of Company Performance Results and Departmental Objective Results
The CEO will review Company performance with the Compensation Committee each quarter. Upon approval from the Compensation Committee, Management Incentive Plan calculations will be initiated and payment will be made to eligible participants.
Awards will be paid in lump sums (subject to applicable withholding) as soon as practical following the Compensation Committee’s quarterly approval, but in no event later than March 15th of calendar year following the calendar year in which a quarterly amount is no longer subject to a “substantial risk of forfeiture” for purposes of Section 409A of the Internal Revenue Code (i.e. by March 15th of the calendar year following the year of vesting).
Approved by the Compensation Committee
of the Board of Directors on April 28, 2010

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